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                                                                     EXHIBIT 3.4

                            ARTICLES OF INCORPORATION
                                       OF
                             BOREALIS MINING COMPANY

                                   ARTICLE I

     SECTION 1.1 NAME OF CORPORATION. The name of the corporation (the "Corporation") is BOREALIS MINING COMPANY.

     SECTION 1.2 AGENT FOR SERVICE OF PROCESS. The name of the agent for service of process is Paracorp Incorporated, 318 N. Carson Street, Suite 208, Carson City, NV 89701. The Corporation may maintain an office, or offices within or without the State of Nevada as may from time to time be designated by the Board of Directors, or by the bylaws of the Corporation, and may conduct all corporate business of every kind and nature, including the holding of all meetings of directors and stockholders outside the State of Nevada as well as within the State of Nevada.

     SECTION 1.3 INCORPORATOR. The name and address of the incorporator is:

Name              Address
----              -------
Allen S. Gordon   32509 El Diente Court
                  Evergreen, Colorado 80439

                                   ARTICLE II

     SECTION 2.1 CORPORATE PURPOSE. The purpose or purposes for which the Corporation is organized are:

     To engage, without qualification, in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada.

                                  ARTICLE III

     SECTION 3.1 CAPITAL STOCK. The total number of shares of stock the Corporation is authorized to issue shall be One Million ($1,000,000) shares of Common Stock, par value of $.001 per share.

     SECTION 3.2 VOTING POWER FOR HOLDERS OF COMMON STOCK. Except as otherwise provided in these Articles of Incorporation, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by him or her on all matters submitted to stockholders for a vote.

     SECTION 3.3 PREFERRED STOCK. Shares of Preferred Stock may be issued from time to time in one or more classes or series as the Board of Directors, by resolution or resolutions, may from time to time determine, each of said classes or series to be distinctively designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such class or
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series may differ from those of any and all other classes or series of Preferred
Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority, subject to any limitations contained in any class or series of Preferred Stock at any time outstanding, to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such class or series.

                                   ARTICLE IV

     SECTION 4.1 DIRECTORS. The number of directors constituting the initial Board of Directors of the Corporation is two (2). The name and address of each person who is to serve as directors until the first annual meeting of stockholders, or until their successors are elected and qualified, are:

Name              Address
----              -------
Allen S. Gordon   32509 El Diente Court
                  Evergreen, Colorado 80439

Albert Matter     Unit 43-4100 Salish Drive
                  Vancouver, B.C., Canada
                  V6N 3M2

                                   ARTICLE V

     SECTION 5.1 PRE-EMPTIVE RIGHTS. No stockholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

                                   ARTICLE VI

     SECTION 6.1 DIRECTORS' AND OFFICERS' LIABILITY. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this Article shall not eliminate or limit the liability of a director or officer where it is proven that: (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Nothing in this Article shall be construed as limiting the protection of directors and officers of the Corporation from personal liability as may be further provided by the Nevada Revised Statutes (the "NRS").

                                  ARTICLE VII

     SECTION 7.1 INDEMNITY. Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or
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she is the legal representative, is or was a director or officer of the
Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.

     Without limiting the application of the foregoing, the Board of Directors may adopt Bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted under the laws of the State of Nevada, and may cause the Corporation to purchase and maintain directors and officers insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

     IN WITNESS WHEREOF, the undersigned party sets forth his hand this 30th day of May, 2003.


                                        By: /s/ Allen S. Gordon
                                            ------------------------------------
                                        Name: Allen S. Gordon
                                        Its: Incorporator
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                            CERTIFICATE OF ACCEPTANCE
                                       OF
                          APPOINTMENT BY RESIDENT AGENT

     In the matter of Borealis Mining Company, _____________________ Paracorp Incorporated, with the address at 318 N. Carson Street, Suite 208, Carson City, NV 89701, hereby accepts the appointment as Resident Agent of the above-entitled corporation in accordance with NRS 78.090. Furthermore that the registered office in Nevada is located at the same address.

     IN WITNESS WHEREOF, I have hereunto set my hand this 4th day of June, 2003 for the above named business entity.

                                        Illegible
                                        ----------------------------------------
                                        on behalf of Paracorp Incorporated